EXHIBIT 99.1

For Immediate Release:

Steinway Announces Change in Auditors

WALTHAM, MA — April 22, 2010 — Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, announced today that Marcum LLP (“Marcum”) will serve as the Company’s independent registered public accounting firm, replacing the Company’s previous independent registered public accounting firm, UHY LLP (“UHY”).

The Board of Directors of the Company had selected UHY to serve as the Company’s independent registered public accounting firm for fiscal 2010.  However, on April 19, 2010 UHY informed the Company that effective April 16, 2010, its New England practice had been acquired by Marcum. As a result of this transaction, UHY declined reappointment as the Company’s independent registered public accounting firm for fiscal 2010 and the Company’s Audit Committee appointed Marcum as the successor independent registered public accounting firm on April 19, 2010.

The Company and UHY did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreement, if not resolved to the satisfaction of UHY, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the Company’s consolidated financial statements.

About Marcum

Marcum LLP is one of the largest independent public accounting and advisory services firms in the nation. Ranked 17th among the “Top 100 Firms” by Accounting Today, Marcum offers the resources of more than 950 professionals, including 117 partners, in 15 offices throughout New York, New Jersey, Connecticut, Pennsylvania, Florida, Massachusetts and Grand Cayman.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.  For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com